EXHIBIT 99.1
Fastenal Company Recommends Rejection of Below-Market-Price Mini-Tender Offer by TRC Capital Corporation

WINONA, Minn., May 1, 2018 (GLOBE NEWSWIRE) - Fastenal Company (Nasdaq: FAST) has been notified of an unsolicited 'mini-tender offer' made by TRC Capital Corporation ('TRC') to Fastenal's shareholders to purchase up to 2,000,000 shares of Fastenal's common stock at a price of $48.63 per share. TRC's offer price represents a discount of $2.39 per share, or 4.68 percent, below Fastenal's closing price of $51.02 on April 27, 2018, the last trading day prior to the date of the offer. The shares sought by TRC represent approximately 0.695 percent of Fastenal’s total outstanding shares of common stock.

The Securities and Exchange Commission (SEC) has issued an investor alert regarding mini‑tender offers, noting that in making the offers at below-market prices bidders are "hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC's investor alert can be found on the SEC website at
http://www.sec.gov/investor/pubs/minitend.htm.

According to the SEC, mini-tender offers are for less than 5 percent of a company's stock and typically do not provide the same investor protections required of larger tender offers, including the filing of disclosure and other tender offer documents with the SEC and other procedures mandated by U.S. securities laws.

Fastenal recommends that shareholders not tender their shares because the offer price is below Fastenal's current share price, and urges shareholders to obtain current market quotations for their shares of Fastenal common stock, consult with their financial advisor and exercise caution with respect to TRC's offer.

Fastenal does not endorse this unsolicited mini-tender offer, and Fastenal is not associated in any way with TRC, the mini‑tender offer, or the offer documentation. Fastenal shareholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC offering documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on May 30, 2018.
Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.
The company operates more than 3,000 in-market locations, including more than 2,300 branches and approximately 700 Onsite locations, located primarily in North America, with additional locations in Asia, Europe, Central and South America, and Africa. We supplement these locations with point-of-use replenishment solutions such as industrial vending and bin stocks (Fastenal Managed Inventory, or FMI®). These local channels are supported by 14 distribution centers spanning North America: eleven in the United States (Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, and Kansas) and three outside the U.S. (Ontario, Canada; Alberta, Canada; and Nuevo León, Mexico).
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
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CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507.313.7282